Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS RESULTS FOR THE 2008 FIRST QUARTER,

EARNINGS PER SHARE INCREASED 63.6%

CARMEL, IN, April 24, 2008—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that Earnings Per Share (“EPS”) in the first quarter of 2008 increased 63.6% to $1.08 compared to $0.66 in the first quarter of 2007. Revenue in the three months ended March 31, 2008 increased 15.0% to $234.9 million compared to $204.2 million in the first quarter of 2007. Operating margin increased 770 basis points to 29.3% in the first quarter of 2008 compared to 21.6% in the same period in 2007.

Total student enrollment increased 9.9% to a record 54,194 as of March 31, 2008 compared to 49,295 as of March 31, 2007. New student enrollment in the first quarter of 2008 increased 8.7% to 13,844 compared to 12,738 in the first quarter of 2007.

The company provided the following information for the three months ended March 31, 2008 and 2007:

Financial and Operating Data For The Three Months Ended March 31, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$234.9	$204.2	15.0%
Operating Income	$68.7	$44.1	55.8%
Operating Margin	29.3%	21.6%	770 basis points
Net Income	$42.6	$27.6	54.5%
Earnings Per Share (diluted)	$1.08	$0.66	63.6%
New Student Enrollment	13,844	12,738	8.7%
Continuing Students	40,350	36,557	10.4%
Total Student Enrollment as of March 31st	54,194	49,295	9.9%
Quarterly Persistence Rate (A)	76.1%	78.0%	(190) basis points
Revenue Per Student	$4,429	$4,354	1.7%
Cash and Cash Equivalents, Restricted Cash and Investments as of March 31st	$309.7	$350.0	(11.5)%
Bad Debt Expense as a Percentage of Revenue	3.0%	2.3%	70 basis points
Days Sales Outstanding as of March 31st	5.8 days	4.3 days	1.5 days
Deferred Revenue as of March 31st	$203.6	$205.8	(1.0)%
Debt as of March 31st	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	39,513,000	41,590,000
Shares of Common Stock Repurchased	865,000 (B)	809,900 (C)
Land and Building Purchases	$6.3 (D)	$4.9 (E)	28.0%
Number of New Colleges in Operation	3	3	--
Number of New Learning Sites in Operation	--	--	--
Capital Expenditures, Net	$2.5	$2.5	--

________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.

(B)	For approximately $71.8 million or at an average price of $83.01 per share.

(C)	For approximately $65.0 million or at an average price of $80.32 per share.

(D)

Represents costs associated with purchasing a parcel of land on which we intend to construct a building, and purchasing, renovating, expanding or constructing buildings at 12 of the company’s locations.

(E)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at eight of the company’s locations.

Kevin M. Modany, Chairman, CEO and President of ITT/ESI, said, “We are very pleased with the financial and operating results delivered in the first quarter by the administration and faculty at our colleges, especially in light of the challenging student loan environment. This extremely strong performance exceeded our expectations and positions us very well to achieve our internal goal for 2008 EPS in the range of $4.10 to $4.60.”

Modany observed, “We experienced very strong interest in our programs of study during the first quarter of 2008, and that level of student interest continued as we began the second quarter. The strong student interest in the first quarter was primarily the result of a planned 11% increase in our marketing expenditures compared to the same period in 2007. We anticipate that our quarterly marketing expenditures in the remainder of 2008 will increase, year-over-year, in the range of 10% to 15%. We plan to use these increases to promote new colleges and program offerings, and to generate prospective student inquiries to meet our operating goals.”

Modany noted that, “Our quarterly persistence rate declined 190 basis points to 76.1% in the first quarter compared to 78.0% in the same period in 2007. We believe that the lower student persistence was directly related to a change in our 2008 academic calendar which eliminated a break in classes in the first quarter of 2008 compared to the first quarter of 2007. We believe that the change in the academic calendar resulted in approximately 500 additional student withdrawals occurring in the first quarter of 2008 than would have occurred if we had not changed the academic calendar. In the remaining quarters of 2008, we believe that the quarterly persistence rate will be fairly consistent with the rate reported for the same period in the prior year.”

Modany commented that, “We are very pleased to report that we have reached a major milestone in the execution of our growth strategy with the opening of our 100th college during the first quarter of 2008. Operations at our 98th college in Madison, WI, our 99th college in Clive, IA (a suburb of Des Moines) and our 100th college in Madison, AL (a suburb of Huntsville) began in the first quarter of 2008. These three new colleges have begun recruiting for their initial classes to begin in June 2008. We are well on our way toward achieving our internal goal of opening between six and eight new locations in 2008.”

Modany added, “The availability of private education loans for our students continues to be impacted by the changing financial markets, and, at this time, it appears that the financing challenges faced by our students will persist throughout the remainder of 2008. We continue to work with lenders to provide private education loans to finance the cost of our students’ education that federal, state and other financial aid does not cover, without restricting access to an ITT Technical Institute education by qualified students. As a result of those efforts, we believe that many of our students will have additional lenders available to choose from in the second quarter of 2008. Further, we expect to continue offering internally funded financing to our students who do not qualify for a private education loan. We believe that these efforts are consistent with our mission to increase access to a high-quality postsecondary education for all academically qualified individuals.”

Modany concluded, “Despite the current turmoil in the financial markets, the operating environment for high-quality postsecondary education institutions, like the ITT Technical Institutes, continues to be very positive, the demand for our program offerings remains strong and we plan to continue executing on our growth strategy with the intent of achieving our internal operating and financial goals for 2008.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Our first quarter financial results were extraordinarily strong and exceeded our internal goals. Revenue increased 15.0% to $234.9 million in the three months ended March 31, 2008 compared to $204.2 million in the same period in 2007. The increase in revenue was primarily due to increases in student enrollment and tuition rates.”

Fitzpatrick continued, “Operating margin in the three months ended March 31, 2008 increased by an exceptional 770 basis points to 29.3% compared to 21.6% in the first quarter of 2007. This increase was primarily due to further leveraging of our fixed operating costs, additional operating efficiencies related to our delivery of educational services, and efficiencies realized in the execution of our marketing and advertising plan in the first quarter.”

Fitzpatrick further noted, “In the three months ended March 31, 2008, we repurchased 865,000 shares of our common stock at an average purchase price of $83.01 per share, or $71.8 million in total. There are approximately 4.2 million shares of our common stock remaining to be repurchased under our current share repurchase program. Given the current condition of the financial markets, we intend to focus on managing and maintaining our liquidity. As a result, we do not, at this time, intend to repurchase additional shares of our common stock in the near term.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue increased to 3.0% in the three months ended March 31, 2008 compared to 2.3% in the same period in 2007. Days sales outstanding as of March 31, 2008 were 5.8 days, a 1.5 day increase compared to 4.3 days at the same point in 2007. In the remaining quarters of 2008 as we offer additional amounts of internally funded financing to eligible students who fail to qualify for private education loans, we believe that our bad debt expense will exceed our historical range of 1.0% to 3.0% of revenue and our days sales outstanding will exceed our historical range of six to eight days.”

Fitzpatrick closed by noting, “The operating fundamentals of the company remain particularly strong and we continue to believe that we are on track to achieve our internal operating goals for 2008.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
David Landau	www.ittesi.com
Director Public Relations
(317) 706-9274

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,013	$7,228	$8,012
Short-term investments	212,085	303,360	341,460
Accounts receivable, net	15,072	15,132	9,858
Deferred income taxes	8,314	7,418	7,486
Prepaid expenses and other current assets	13,647	16,685	13,397
Total current assets	346,131	349,823	380,213

Property and equipment, net	156,568	153,265	149,207
Direct marketing costs, net	21,304	20,567	21,560
Other assets	17,906	17,298	9,354
Total assets	$541,909	$540,953	$560,334

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$56,804	$45,120	$56,358
Accrued compensation and benefits	23,319	16,137	11,273
Accrued income taxes	24,135	6,028	8,015
Other accrued liabilities	11,123	11,512	11,587
Deferred revenue	203,648	213,127	205,770
Total current liabilities	319,029	291,924	293,003

Long-term debt	150,000	150,000	150,000
Deferred income taxes	11,013	11,754	12,822
Other liabilities	18,171	16,717	12,869
Total liabilities	498,213	470,395	468,694

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541	541
Capital surplus	129,225	127,017	96,537
Retained earnings	573,876	531,363	474,345
Accumulated other comprehensive (loss)	(3,417)	(3,417)	(6,448)
Treasury stock, 15,238,960, 14,375,582 and
13,344,700 shares, at cost	(656,529)	(584,946)	(473,335)
Total shareholders' equity	43,696	70,558	91,640
Total liabilities and shareholders' equity	$541,909	$540,953	$560,334

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	(unaudited)
	2008	2007

Revenue	$234,850	$204,170

Costs and expenses:
Cost of educational services	92,025	90,770
Student services and administrative expenses	74,126	69,293
Total costs and expenses	166,151	160,063

Operating income	68,699	44,107
Interest income	2,033	2,949
Interest (expense)	(1,519)	(2,105)
Income before provision for income taxes	69,213	44,951
Provision for income taxes	26,581	17,354

Net income	$42,632	$27,597

Earnings per share:
Basic	$1.09	$0.67
Diluted	$1.08	$0.66

Supplemental Data:
Cost of educational services	39.2%	44.5%
Student services and administrative expenses	31.5%	33.9%
Operating margin	29.3%	21.6%
Student enrollment at end of period	54,194	49,295
Technical institutes at end of period	100	90
Shares for earnings per share calculation:
Basic	39,201,000	40,915,000
Diluted	39,513,000	41,590,000

Effective tax rate	38.4%	38.6%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months
	Ended March 31,
	(unaudited)
	2008	2007
Cash flows from operating activities:
Net income	$42,632	$27,597
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,494	6,641
Provision for doubtful accounts	6,933	4,641
Deferred income taxes	(1,637)	(3,606)
Excess tax benefit from stock option exercises	(33)	(11,050)
Stock-based compensation expense	2,175	1,975
Changes in operating assets and liabilities:
Restricted cash	6,017	(6)
Accounts receivable	(6,873)	(5,132)
Direct marketing costs, net	(737)	68
Accounts payable	11,681	8,410
Accrued income taxes	18,141	12,499
Other operating assets and liabilities	4,722	(1,274)
Deferred revenue	(9,479)	3,608
Net cash flows from operating activities	79,036	44,371

Cash flows from investing activities:
Facility expenditures and land purchases	(6,293)	(4,918)
Capital expenditures, net	(2,504)	(2,519)
Proceeds from sales and maturities of investments	291,375	590,817
Purchase of investments	(200,100)	(737,270)
Net cash flows from investing activities	82,478	(153,890)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	33	11,050
Proceeds from exercise of stock options	41	9,625
Repurchase of common stock	(71,803)	(65,049)
Net cash flows from financing activities	(71,729)	(44,374)

Net change in cash and cash equivalents	89,785	(153,893)

Cash and cash equivalents at beginning of period	7,228	161,905

Cash and cash equivalents at end of period	$97,013	$8,012